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                                                                      Exhibit 11


                          DORSEY & WHITNEY P.L.L.P.
                           Pillsbury Center South
                           220 South Sixth Street
                      Minneapolis, Minnesota 55402-1498


                              November 14, 1995


Fortis Income Portfolios, Inc.
500 Bielenberg Drive
Woodbury, Minnesota 55125


     Re: Fortis Income Portfolios, Inc.
         Shares to be Issued Pursuant to Agreement and Plan of Reorganization

Ladies and Gentlemen:

         We have acted as counsel to Fortis Income Portfolios, Inc., a Minnesota corporation ("Fortis Income"), in connection with Fortis Income's authorization and proposed issuance of its Series A (also known as "Fortis U.S. Government Securities Fund") common shares, par value $.01 per share (the "Shares"). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"), by and between Fortis U.S. Government Securities Fund, a series of Fortis Income (the "Acquiring Fund"), and Government Total Return Portfolio, a series of Fortis Advantage Portfolios, Inc., a Minnesota corporation (the "Acquired Fund"), the form of which Agreement is included as Exhibit 1 to the Prospectus/Proxy Statement relating to the transactions contemplated by the Agreement included in the Fortis Income's Registration Statement on Form N-14 filed with the Securities and Exchange Commission (the "Registration Statement").

         In rendering the opinions hereinafter expressed, we have reviewed the corporate proceedings taken by Fortis Income in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of Fortis Income, certificates of public officials and of responsible officers of Fortis Income, and other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of Fortis Income. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals; that all signatures are genuine; and that prior to the consummation of the transactions contemplated thereby, the Agreement will have

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been duly and validly executed and delivered on behalf of each of the parties thereto in substantially the form included in the Registration Statement.

         Based on the foregoing, it is our opinion that:

         1. Fortis Income is validly existing as a corporation in good standing under the laws of the State of Minnesota.

         2. The Shares, when issued and delivered by the Acquiring Fund pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         In rendering the foregoing opinions (a) we express no opinion as to the laws of any jurisdiction other than the State of Minnesota; and (b) we have assumed, with your concurrence, that the conditions to closing set forth in the Agreement will have been satisfied.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in Fortis Income's final Prospectus/Proxy Statement relating to the Shares included in the Registration Statement.


                                       Very truly yours,

                                       /s/ Dorsey & Whitney P.L.L.P.
JDA